Exhibit 10.6(a)

Connectus Inc
7185 Joshua Rd
Oak Hills, CA 92344

March 11, 2014

PERSONAL AND CONFIDENTIAL

Converted Carbon Technologies Corp.

4120 Ridgeway Drive

Unit 37

Mississauga, ON L5L 5S9 Canada

Attn: Paul Ramsay Richard Rusiniak

Dear Paul and Richard:

Further to our recent discussions, we are pleased to set forth in this Consulting Agreement (the "Agreement") the terms of Connectus' engagement by Converted Carbon Technologies Corp. ("the "Company").

BACKGROUND

WHEREAS, Connectus Inc. and its affiliated and associated companies (collectively, "Connectus") has experience in the area of corporate finance and structuring, investor communications and securities law;

WHEREAS, Connectus understands that the Company desires to engage the services of Connectus to assist and advise the Company in matters concerning corporate finance, compliance, and structure, and securities law and to consult the Company on matters concerning investor relations with existing stockholders, potential funding sources, and other investment professionals as to the Company's current and proposed financing activities;

WHEREAS, the Company is also interested in engaging Connectus' services to assist the Company in the matters of increasing and maintaining awareness of the Company among financial communities, advising the Company to better communicate information regarding the Company's business plans, strategy and personnel to appropriate investment targets and financial communities, and identifying available financing options and being introduced to sophisticated and accredited funding sources potentially capable of financing the Company;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TERMS OF CONSULTANCY. The Company agrees to retain Connectus in a consulting capacity, and Connectus agrees to provide services to the Company commencing immediately and ending on December 31, 2014, unless otherwise extended by written agreement between both parties.

2. DUTIES OF CONNECTUS. Connectus agrees that it will provide the following specified consulting services through its officers, employees and affiliated and associated companies and partners during the term specified in Section 1:

(a
Advise you in structuring a public offering (the "Public Offering") intended to raise approximately $4 million (in this Agreement, references to "$" refer to the currency of the United States) to be registered under the United States Securities Act of 1933 (the "Securities Act") on Form S-1 (the "S-1"), the form prescribed for initial public offerings registered under the Securities Act;

(b
Introduce you to and assist you in engaging a legal team to prepare the S-1 (who would either take payment from the proceeds or take shares as compensation. We would also fund a retainer to the attorneys if necessary, and take re-imbursement from the Public Offering);

(c	We would assist you in completing the filings, answering SEC comments, etc. all the way through to effectiveness of the S-1:

(d	We would assist you in engaging one or more broker/dealers for the placement of the Public Offering;

(e
At the Company's request, review and revise business plans, strategies, mission statements, budgets, technical and nontechnical presentations, proposed transactions and other plans for the purpose of advising the Company regarding their implications for engaging the interests of potential investor targets;

(f	We would provide project management support of the entire project from start to finish; and

(g	Otherwise perform as the Company's strategic advisor.

3. ALLOCATION OF TIME AND ENERGIES. Connectus hereby promises to perform and discharge well and faithfully the responsibilities which may be assigned to Connectus from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial advisory activities, so long as such activities are in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, Connectus and the Company agree that Connectus will diligently and thoroughly perform the duties set forth hereinabove in a diligent and professional manner on a best efforts basis.

In order to perform effectively and responsibly the duties set forth in this Agreement, Connectus will familiarize itself with the business, operations, properties, financial condition and future prospects of the Company. In connection with Connectus' activities on the Company's behalf, the Company shall cooperate with Connectus and shall furnish to, or cause to be furnished to Connectus, all information and data concerning the Company (the "information") which Connectus deems appropriate and necessary and shall provide Connectus with access to the Company officers, directors, employees, appraisers, independent accountants, legal counsel and other advisors, as Connectus deems appropriate and necessary. The Company represents and warrants that all information (a) made available to Connectus by the Company or (b) contained in any filing by the Company with any court, governmental or regulatory agency and commission shall, at all times during the period of the engagement of Connectus hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections or other information provided by it to Connectus shall have been prepared in good faith and shall be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. Connectus warrants and represents that all communications with the public, with respect to the financial affairs, operations, profitability and strategic planning of the Company are in accordance with information provided to it by the Company. Connectus may rely upon the accuracy of the information provided by the Company without independent investigation.

4. CONSIDERATION. Upon acceptance of this Agreement, the Company shall issue to Connectus three-year warrants (the "Warrants") exercisable at $.01 per common share. Of the Warrants one-half vest pro-rata over six months with the unvested portion (if any) vesting upon effectiveness of the S-1; and the remainder vesting for each $250,000 raised in the offering, fully vesting upon $1,500,000 being raised. The total number of warrants granted shall be equal to 5% of the fully-diluted shares of the Company (for the purpose of determining the 5% we have assumed that $4,000,000 will be raised in the Public Offering). All of the common shares underlying the warrants are to be registered in the S-1.

5. LIMITATION OF ADVISORY SERVICES. As strategic advisor, Connectus is solely limited to introducing the Company to prospective lawyers, accountants and broker dealers and will not be involved in the introduction or solicitation of prospective investors. Connectus will not engage in any negotiations whatsoever on behalf of the Company or any investor nor will Connectus provide any investor with information which may be used as a basis for such negotiations.

6. REPRESENTATIONS. The Company acknowledges that Connectus is not a licensed securities broker dealer or a registered investment advisor under any applicable securities legislation and none of the services contemplated by this agreement will require Connectus to be so registered. To the best of its knowledge, Connectus is not required to maintain any licenses and registrations under any federal or state regulations, and, in performing the services set forth under this Agreement, and will not violate any rule or provision of any regulatory agency having jurisdiction over Connectus.

7. PREPARATION OF DOCUMENTATION. Connectus' legal counsel, J.P. Galda & Co., shall be responsible for the preparation of initial drafts of the documentation for the Public Offering contemplated by this agreement, subject to review and approval by Company counsel. The Company and its legal counsel shall cooperate with Connectus' legal counsel to bring the transactions contemplated by this agreement to a successful completion. The Company shall be responsible for the fees and expenses of Connectus' and the Company's legal counsel.

8. PUBLIC OFFERING AND LISTING. The Company shall use reasonable commercial efforts to file the Form S-1 with the United States Securities and Exchange Commission within two months of the date of this agreement and to cause it to become effective as soon as practicable thereafter (but not later than September 30, 2014), and to list its securities on a United States national securities exchange or automated quotation system within twenty-four months of the date of this Agreement. Following the effectiveness of the S-1, the Company shall engage an investor relations firm acceptable to Connectus.

9. EXPENSES. Regardless of whether or not any transaction contemplated by this agreement is consummated, the Company agrees to reimburse Connectus (from the proceeds of the offering but otherwise not later than December 31, 2014), for reasonable out-of-pocket expenses approved by the Company, including but not limited to: database and library research costs, postage, courier services, travel, telephone, fax, photocopying and other ordinary expenses incurred on the Company's behalf. Any expense in excess of $1,000 shall first be approved by the Company. Any fees payable by the Company to any other intermediary, if any, shall be per separate agreements negotiated between the Company and such other intermediary.

10. STATUS AS INDEPENDENT CONTRACTOR. It is understood and agreed that Connectus is an independent contractor and shall not be deemed the Company's employee, officer or other agent for any purpose whatsoever, and Connectus is not granted any right or authority to hold itself out to be an employee of the Company or to assume or create any obligation or liability of any kind or nature, express or implied, on behalf of the Company, to make any representation on behalf of the Company or to bind the Company in any manner or thing whatsoever. Connectus further acknowledges that it shall be responsible for the payment of all federal, state, foreign and local taxes, tariffs, or surcharges that may be due and payable to government authorities on such fees Connectus is entitled to receive pursuant to the terms of this Agreement, and the Company, having no responsibility or duties otherwise, shall be authorized to make any withholdings in respect of such taxes as may be required under applicable law. Neither the Company nor Connectus possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

11. TERMINATION OF THE AGREEMENT.

i.       Unless otherwise mutually agreed to in writing, this Agreement will automatically terminate and be of no further force and effect upon the earliest to occur of (a) the inability of the Company to file the Form S-1 before June 30, 2014, (b) the unconditional closing of the Public Offering, (c) the mutual written

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agreement of the Company on the one hand and Connectus on the other hand, and (d) December 31, 2014.

ii.
Notwithstanding the foregoing, Connectus may terminate its role with the Company at any time during the Agreement by giving thirty (30) days notice in writing. Upon termination of this Agreement, Connectus will no longer be entitled to any compensation otherwise payable under the terms of this Agreement.

iii.	Notwithstanding the foregoing, the provisions contained in Sections 12, 13 and 14 hereof shall survive the termination of this agreement.

12. CONFIDENTIALITY. Throughout the term of this Agreement, and following termination hereof for any reason, Connectus agrees that, except with the prior written consent of the Company, Connectus and its representatives (a) will hold in strict confidence any data or information obtained from the Company, any person associated with the Company or from any representative of the Company including, without limitation, information pertaining to the financial condition, results of operations, proprietary methods of operations and products of the Company; provided, however, that this duty of confidentiality shall not apply to any data or information which prior to any disclosure by Connectus or its representatives is in the public domain other than as a result of disclosure by Connectus or its representatives, and (b) will not disclose any data or information to be held in confidence pursuant to this Section 12 to any other party except to the extent that disclosure may be required by law; provided, however, that Connectus shall provide the Company with written notice of such requirements as soon as practicable after learning of its obligations such that the Company may seek a protective order or other appropriate remedy and, if no such order or remedy is obtained, Connectus and its representatives shall furnish only that portion of such confidential data and information which Connectus is advised by written opinion of counsel is legally required an only in the manner legally required. All such data and information to be held in confidence pursuant to this Section 14 shall be used by Connectus and its representatives only for the purposes of fulfilling Connectus' role in assisting in the identification of financing options and funding sources for introduction to the Company as contemplated herein. At any time upon the Company's request, Connectus shall return to the Company all data, information and other written material obtained by Connectus in connection with the matters contemplated by this Agreement. Connectus further agrees that its representatives who are given access to the data and information to be kept confidential pursuant to this Section 12 shall be bound by the terms of this Section 12 and Connectus will insure that such representatives adhere to the terms contained herein. Connectus further recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Connectus agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out Connectus' work for the Company consistent with this Agreement herein.

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i.
RETURN OF COMPANY DOCUMENTS. Connectus agrees that, at the time of termination of consulting with Company for any reason, Connectus will deliver to Company (and will not keep in its possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to the Company, its successors or assigns.

ii.
INJUNCTIVE RELIEF. Connectus expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Section of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, Connectus hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement.

13. INDEMNIFICATION. The Company agrees to indemnify Connectus, its officers, directors, affiliates and advisors (Connectus and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities arising out of any breach of this Agreement by the Company, including a breach of the Company's representations and warranties stated above. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from Connectus' or its officers', directors', affiliates' or advisors' negligence, intentional acts, or illegal action. Connectus agrees to indemnify the Company its officers, directors, affiliates and advisors (collectively the "Company's Indemnified Parties") from and against any and all losses, claims, damages and liabilities (including reasonable fees of attorneys) arising out of any breach of this Agreement by Connectus and any negligence, intentional acts, or illegal action by Connectus.

i.       Promptly after the receipt by an Indemnified Party or a Company Indemnified
Party of notice of any claim or the commencement of any action or proceeding with respect to which such party is entitled to indemnity hereunder, Connectus will notify the indemnifying party in writing of such claim or of the commencement of such action or proceeding, and the indemnifying party will assume the defense of such claim, action or proceeding and will employ counsel selected by the indemnifying party and reasonably satisfactory to the applicable Indemnified Party or Company Indemnified Party and pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party or Company Indemnified Parties, as applicable, will be entitled to employ counsel separate from counsel for the indemnifying party and from any other party to such claim, action or proceeding if the Indemnified Party or Company Indemnified Party, as applicable, reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the indemnifying party inadvisable. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the indemnifying party.

ii.
In the event an Indemnified Party appears as a witness in any action brought against the Company or any participant in a transaction covered hereby in which an Indemnified Party is not named as defendant, the Company agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with its appearing as a witness.

iii.
The Company agrees to notify Connectus promptly of the assertion against the Company of any claim, or the commencement of any action or proceeding, relating to a transaction contemplated by or entered into under any agreement resulting from the Company's acceptance of this proposal.

14. PRESS RELEASE/PUBLIC ANNOUNCEMENTS. Neither Connectus nor any of its affiliates or associates, in any capacity, shall issue any press release or public announcement relating to the Company without the prior express written consent of the Company. Advice rendered by Connectus pursuant to this Agreement may not be disclosed publicly without Connectus' prior written consent. The Company agrees that any reference to Connectus in any press release, SEC filings, or other communications issued by the Company (if any) will refer to Connectus as "Connectus, Inc.".

15. NOTICES. For the purpose of this Agreement, notices, requests and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by facsimile, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the party at the address set forth herein below:

To the Company:

Converted Carbon Technologies Corp.

4120 Ridgeway Drive

Unit 37

Mississauga, ON

L5L 5S9 Canada

To Connectus:

Connectus, Inc. 7185 Joshua Rd. Oak Hills, CA 92344

It is understood that either party may change address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

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16. CHOICE OF LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be fully performed in such State. The parties agree that Nassau County, New York will be the venue of any dispute and will have jurisdiction over all parties.

17. ATTORNEYS' FEES. The parties shall pay their own legal fees and expenses incurred in connection with this Agreement or any legal transactions contemplated hereby. Should any legal proceeding be necessary to construe or enforce the provisions of this Agreement, then the prevailing party in such legal action shall be entitled to recover all court costs, reasonable attorney fees and costs of enforcing or collecting any judgment awarded in addition to all other relief to which such party may be entitled. The judgment by any court of law that a particular section of this Agreement is illegal shall not affect the validity of the remaining provisions.

18. WAIVER. The observation or performance of any condition or obligation imposed upon Connectus hereunder may be waived only upon the written consent of the Company. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of Connectus under this Agreement. Furthermore, the waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

19. INDEPENDENCE AND SEVERABILITY. If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, Connectus agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and in its reduced form said provision shall then be enforceable.

20. MODIFICATIONS AND AMENDMENTS. This Agreement may be modified or amended only by the written consent of all parties and approved in writing by a duly authorized officer of Company. No modification or amendment shall be effective absent such approval.

21. HEADINGS. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts and transmitted by facsimile, a copy of which shall constitute an original and each of which, when taken together, shall constitute one and the same agreement.

23. ENTIRE AGREEMENT. This is the entire agreement between the parties and supersedes all prior negotiations, implied, oral or written agreements, prior discussions, and preliminary agreements or understandings with the Company or any of its officers, employees or agents.

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24. MISCELLANEOUS. This Agreement shall be binding upon all parties and their respective estates, heirs, successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other. Each person signing this Agreement warrants his authorization to sign. Each party herein expressly represents and warrants to all other parties hereto that (i) before executing this Agreement, said party has been fully informed of the terms, contents, conditions, and effects of this Agreement; (ii) said party has relied solely and completely upon his or its own judgment in executing this Agreement; (iii) said party has had the opportunity to seek the advice of counsel before executing this Agreement; (iv) said party has acted voluntarily and of its own free will in executing this Agreement; (v) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (vi) this Agreement is the result of arm's length negotiations conducted by and among the parties.

If you are in accord with and prepared to proceed on the foregoing basis, kindly so indicate by having the enclosed copy of this nine (9) page proposal executed and returned to us at your earliest convenience. We look forward to working with you on this engagement.

Very truly yours,

Connectus, Inc.

pi Converted Ca
4120 Ridgeway Drive, Unit 37
Mississauga, Ontario, Canada L5L 5S9

July, 18, 2014

RE: Date for the Implementation of the Agreement between Converted Carbon Technologies Corp and Connectus Inc.

As a clarification on the implementation date of clause 1 (...Connectus agrees to provide services to the company commencing immediately „„) and for clause 4 (...the issuance of warrants...) for the above agreement signed on March 11, 2014 the date that the agreement comes into effect or the implementation date shall be the start of the new fiscal year, namely April 1, 2014